Exhibit 99.2

Independent Auditors’ Report

The Partners

Harvest Facility Holdings LP

We have audited the accompanying combined Statement of Revenues and Certain Operating Expenses (the “Statement”) of The Timber Portfolio (the “Portfolio”) for the year ended December 31, 2014.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the Statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the Statement that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement.

We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the combined revenues and certain operating expenses described in Footnote 1 of the Portfolio for the year ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Footnote 1 to the combined financial statement, the Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of New Senior Investment Group Inc., and are not intended to be a complete presentation of the Portfolio’s combined revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Chicago, Illinois

June 22, 2015

The Timber Portfolio

Combined Statements of Revenues and Certain Operating Expenses

(In thousands)

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(unaudited)
Revenue
Rent revenue	$21,030	$82,311

Certain Operating Expenses:
Facility operating expenses	10,581	41,821
Property management fee	736	2,881
Real estate taxes	881	3,459

Revenue in excess of certain operating expenses	$8,832	$34,150

See accompanying notes to the combined statements of revenues and certain operating expenses

The Timber Portfolio

Combined Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2015 (Unaudited) and the Year Ended December 31, 2014

1.	Organization

The accompanying Statements of Revenues and Certain Operating Expenses (the “Statements”) include the operations of 28 independent living senior housing properties (collectively, the “Timber Portfolio”) that Harvest Facility Holdings LP expects to sell. The Timber Portfolio is 100% private pay and contains 3,298 units located across 21 states.

2.	Basis of Presentation

The Statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the Statements are not intended to be a complete presentation of the combined revenues and expenses of the Timber Portfolio. The Statements exclude certain expenses such as depreciation and amortization and other costs not directly related or comparable to, or expected to be incurred in, the future operations of the Timber Portfolio.

3.	Summary of Significant Accounting Policies

Use of Estimates - The preparation of the accompanying Statements in conformity with U.S. generally accepted accounting principles require the use of estimates and assumptions that affect the reported amounts of revenues and expenses during the periods. Actual results could differ from these estimates and assumptions.

Revenue Recognition – Rent revenue is recorded as it becomes due as provided in the residents’ lease agreements. Residents’ agreements are generally for a term of 30 days with rent payments due monthly in advance.

Certain properties have residency agreements that require the resident to pay an upfront community fee prior to occupying the unit. These community fees are nonrefundable after a stated period (typically 90 days) and are recognized on a straight-line basis as part of rent revenue over an estimated three-year average stay of the residents in the Timber Portfolio. Community fees recognized in rent revenue totaled $0.4 million and $1.5 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

Certain residency agreements provide for free rent or incentives for a stated period of time. Incentives are recognized on a straight-line basis as a reduction of rent revenue over an estimated three-year average stay of the residents in the Timber Portfolio.

The Timber Portfolio owns properties in two states that generated an aggregate of approximately 24% of rent revenue for the three months ended March 31, 2015 and the year ended December 31, 2014, and each generated more than 10% of the rent revenue. The percentage of rent revenue for the two states is summarized below:

California	13%
Florida	11%

4.	Property Management

The Timber Portfolio is currently operated by Holiday AL Holdings LP (“Holiday”), which is owned by private equity funds managed by an affiliate of Fortress Investment Group LLC. The Timber Portfolio is charged a management fee equal to 3.5% of rent revenue covering employee and other overhead costs attributable to managing the Timber Portfolio.

The Timber Portfolio

Combined Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2015 (Unaudited) and the Year Ended December 31, 2014

Harvest Facility Holdings LP expects to sell the Timber Portfolio and Holiday expects to continue to operate the Timber Portfolio under new property management agreements. The terms and management fee rates of the new property management agreements may be different from the existing property management agreement.

5.	Subsequent Events

In preparation of the accompanying Statements, the Timber Portfolio has been evaluated for events and transactions occurring after June 22, 2015, the date the Statements were available to be issued, and no events have occurred that require additional disclosure.